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                                                                   EXHIBIT 10.1

Dated March 23, 2005






                          FERRING PHARMACEUTICALS INC.

                                       and

                          SAVIENT PHARMACEUTICALS, INC.









                              COPROMOTION AGREEMENT




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                                      INDEX



1. DEFINITIONS

2. LIAISON TEAM

3. SAVIENT SALES FORCE

4. SAVIENT'S FINANCIAL COMMITMENT

5. AUDITS AND INSPECTIONS

6. FERRING'S OBLIGATION

7. PHARMACOVIGILANCE AND REGULATORY AFFAIRS

8. CONFIDENTIALITY

9. REVENUE SHARE

10. PAYMENT TERMS

11. JOINT INVENTIONS AND DISCOVERIES; COPYRIGHT MATERIAL

12. INTELLECTUAL PROPERTY AND INFRINGEMENT

13. TRADEMARKS

14. TERM AND TERMINATION

15. INDEMNIFICATIONS

16. ASSIGNMENT

17. INDEPENDENT CONTRACTOR

18. NOTICES

19. ENTIRE AGREEMENT

20. SEVERABILITY

21. REGISTRATIONS

22. GOVERNING LAW AND DISPUTE RESOLUTION

23. EXECUTION IN COUNTERPARTS



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This agreement (hereinafter "Agreement") is made as of the 23rd day of March,
2005

BETWEEN

(1) Ferring Pharmaceuticals Inc., having its registered office at 400 Rella Boulevard, Suite 300, Suffern, NY 10901 USA (hereinafter "Ferring")

AND

(2) Savient Pharmaceuticals, Inc., a company duly organised under the laws of Delaware and having its registered office at One Tower Center, 14th floor, East Brunswick, NJ 08816, USA (hereinafter "Savient")

WITNESSES THAT

WHEREAS:

(A) Ferring has acquired the rights to market and sell the Product in the Territory

(B) Savient is prepared, at its own expense, to undertake certain co-promotional activities with a view to a future share in the commercial returns of the said Product.

NOW THEREFORE, in consideration of the covenants and obligations expressed below and intending to be legally bound.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.       DEFINITIONS

1.01     ADVERSE EVENT

         Any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a causal relationship with this treatment.

1.02     AFFILIATE

         Any corporation, firm or other entity whether de jure or de facto which directly or indirectly owns, is owned by or is under common control with a party to this Agreement to the extent of at least 50% of the equity (or such less a percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the right to vote on or direct the affairs of the entity.

1.03     CONFIDENTIAL INFORMATION

         Any and all information regarding a party's technology, products, business information or objectives disclosed to the other party in connection with the performance of this Agreement. Notwithstanding the foregoing, Confidential Information shall not include information that:


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         (a)      was known or used by the receiving party or its Affiliates prior to its date of disclosure to the receiving party as demonstrated by contemporaneous written records (not including information relating to the Product or the business sold by Savient to Ferring and/or its Affiliates that was known or used by Savient at the time of such sale);

         (b) either before or after the date of the disclosure to the receiving party is lawfully disclosed to the receiving party or its Affiliates by sources other than the disclosing party rightfully in possession of such information and not bound by confidentiality obligations to the disclosing party, provided that, with respect to such information disclosed to Savient, such disclosure occurs after the sale to Ferring and/or its Affiliates of the Product or business sold by Savient to Ferring and/or its Affiliates;

         (c) is independently developed by or for the receiving party or its Affiliates without reference to or reliance upon the Confidential Information of the disclosing party as demonstrated by contemporaneous written records (not including information relating to the Product or the business sold by Savient to Ferring and/or its Affiliates that was known or used by Savient at the time of such sale); or

         (d) either before or after the date of the disclosure to the receiving party or its Affiliates is or becomes published or otherwise is or becomes part of the public domain without any breach of this Agreement on the part of the receiving party or its Affiliates.

1.04     EFFECTIVE DATE

         The Closing Date, as defined in the Share Purchase Agreement of even date herewith, between Savient and Ferring B.V., a Dutch corporation.

1.05     LAUNCH DATE

         With respect to any Product and to any country the date on which such Product was made available to the medical community other than by way of participation in a clinical trial.

1.06     LIAISON TEAM

         Savient and Ferring marketing and sales staff and other appropriate personnel assembled in accordance with Clause 2.01.

1.07     LICENSE INCOME


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         All amounts received by Ferring and/or its Affiliates from third parties in connection with or related to the licensing to such third parties of marketing or sales rights to the Product, including without limitation (a) all fees, milestone payments and royalties, (b) transfer pricing amounts paid in respect of Products supplied to such third parties, (c) investments in securities and (d) research and development funding, but (notwithstanding the foregoing) excluding:

         (i) transfer pricing amounts equal to Ferring's and/or its Affiliates' actual costs in respect of Products supplied to such third parties,

         (ii) amounts received by Ferring and/or its Affiliates from such third parties as the purchase price for Ferring's and/or its Affiliates' debt or equity securities at prices not in excess of the then-current market price of such securities or, if such securities are not publicly traded, the then-current fair market value of such securities, and

         (iii) amounts received by Ferring and/or its Affiliates for future research and development activities undertaken for, or in collaboration with, such third parties at rates not to exceed the fair market value of such services.

         If non-monetary consideration is received from third parties by Ferring and/or its Affiliates, then a commercially reasonable monetary value will be assigned for purposes of calculating License Income.

1.08     NET SALES

         (a) The worldwide gross invoiced sales of the Product by Ferring, its Affiliates and its licensees to unrelated third party customers, to any national or local governments, hospitals, drug wholesalers, pharmacies, and other third party customers (such as distributors, agents or surgicenters and other institutions, the primary business of which is providing medical care), less the following deductions ("Deductions"):
                  (i) direct or indirect credits and allowances or adjustments (consistent with United States generally accepted accounting principles, to the extent applicable) granted to such customers on account of price adjustments, government or other rebates (e.g. Medicare or Medicaid rebates), rejections, recalls or returns in respect of the Product previously sold;
                  (ii) any trade and cash discounts (including any discounts for prompt payment), rebates, and charge-backs granted to customers in the case of sales by drug wholesalers where there are no direct shipments by Ferring, and its Affiliates, to such customers, and administrative fees paid during the relevant time period to group purchasing organisations or to third parties such as pharmaceutical benefit management companies who are not customers but who are involved in the acquisition dispensing, utulization or management of prescriptions, in each case pursuant to this clause (ii) to the extent and only to the extent such amounts relate to, and only to, specific sales of the Product; (iii) bad debt amounts included in Net Sales in prior periods that have remained uncollected for more than one hundred eighty (180) days (provided that if such bad debt amounts are subsequently collected, such amounts will be included in Net Sales in the period in which they are collected) and (iv) any sales or other like taxes imposed upon the sale of the Product to the extent included in the gross sales price (e.g. Value Added
                  Tax), but excluding any taxes on Ferring's or its Affiliates' or licensees' income. In the event that Ferring or its Affiliates obtain marketing authorisation for any Product other than the Product authorised for sale in the USA under the tradename NUFLEXXA as of the Effective Date, the parties shall in good faith negotiate an adjustment to the calculation of Net Sales for such new Product that excludes any incremental portion of the sales price of the new Product fairly attributable to value-adding component(s) or additional cost of goods such as in relation to a premium delivery device.


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1.09     PRODUCT

         The injectable product containing 1% sodium hyaluronate authorised for sale in the USA under the tradename NUFLEXXA and as may be approved for sale in any other country of the world under that or any other tradename, on application by Ferring, an Affiliate of Ferring or a third party so authorised to make such application by Ferring or an Affiliate of Ferring, as well as any new formulations, dosage strengths, combination products based on such product, and products sold in combination with premium delivery devices.

1.10     REASONABLE COMMERCIAL EFFORTS

         Such commercial efforts as are consistent with the commercial efforts generally applied to products of similar potential at similar stages in their life cycles by pharmaceutical companies of a similar size to the Ferring affiliate having management responsibility for the particular country under consideration.

1.11     SERIOUS ADVERSE EVENT

         A Serious Adverse Event is an Adverse Event that fulfils one or more of the following criteria: o fatal o immediately life threatening o results in persistent or significant disability/incapacity o results in in-patient hospitalisation or prolongs an existing hospitalisation o congenital abnormality/birth defect o cancer o manifested signs and symptoms caused by overdose

1.12     TERRITORY

         United States of America, its territories and dependents.


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1.13     THRESHOLD


         The worldwide Net Sales in United States Dollars which must be exceeded in any particular year for any revenue share to be due to Savient, being in 2006 USD 20 million, in 2007 USD 30 million and in 2008 USD 40 million.

2.       LIAISON TEAM

2.01 The parties will each promptly after the date hereof appoint three members of staff to a Liaison Team. The Liaison Team shall meet as required at the reasonable request of either party until termination of this Agreement but in any case at least twice per year. It is the intention of the parties that the Liaison Team establish the mode, method and frequency of communications between the parties with respect to the activities under this Agreement. The parties will endeavour to maintain continuity in the staffing of the Liaison Team; however, the choice of members shall be a matter for the sole discretion of the appointing party. The Liaison Team will be chaired by a member of Ferring's staff, who shall have a casting vote in the event of any tied vote. In the event of a decision being made by a casting vote, any member of the Liaison Team may request that the decision be reviewed by the senior management of both parties before such decision is given effect. This Agreement may only be modified in accordance with Clause
         19.01 and not by the decision of the Liaison Team or the exercise of a casting vote.

2.02 The Liaison Team will manage and allocate resources for the creation and implementation of all promotional and educational programmes for the Product in the Territory including all aspects of design and implementation of such programmes and including spending for advertising, promotion, medical education, sales forces, Product samples and related matters. Such promotional and educational programmes shall be updated annually and provided to the senior management of each party for review. In managing and allocating resources for such programmes, the Liaison Team shall be guided by the principle that Reasonable Commercial Efforts are to be made to maximize the sales of the Product in the Territory.

3        SAVIENT SALES FORCE

3.01 Subject to the terms and conditions of this Agreement, Ferring hereby grants Savient the right to promote the Product in the Territory.

         Savient will establish a dedicated rheumatology sales force, which shall include a sufficient number of sales representatives to perform the call plan for such sales force established in accordance with Clause 2.02; provided that such obligations shall in no event require Savient to expend more financial resources in any given year than its financial commitment for such year pursuant to Clause 4. This sales force will promote the Product primarily to rheumatologist physicians treating osteoarthritis of the knee in the Territory. Savient shall be permitted to utilise the sales force to promote other products; provided that the Product shall in such cases be promoted in the primary promotion position and the Product must continue to be detailed with the agreed upon call reach and frequency as directed by the Liaison Team. Savient shall ensure that no products manufactured by any other person, firm or company which compete directly with the Product are included in any detail in which the Product is included.


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3.02     The sale representatives utilised by Savient will in each case be employees or agents of Savient and Savient shall manage all obligations in respect of their employment, including without prejudice to the foregoing generality, their salary, bonuses and other benefits, social security obligations, accommodation and subsistance. Notwithstanding the foregoing, any bonus plan shall be reasonably designed, consistent with industry norms, to incentivize Savient's sales representatives to promote the Product. Savient shall ensure that its staff engaged in carrying out any activities hereunder work at all times in full compliance with all applicable laws, regulations and codes of ethical conduct including the Prescription Drug Marketing Act of 1987. Savient shall be responsible for all disciplinary matters relating to its sales representatives; however, Savient shall give reasonable consideration to any request by Ferring that Savient replace any sales represenative whom Ferring believes is underperforming or who fails to promote the Product in a professional and competent manner.

3.03 Savient shall ensure that its staff has an adequate level of training and knowledge of the Product, and company strategy to carry out its obligations hereunder and shall provide such specific training for the disease area and Product as the Liaison Team shall direct.

3.04 Savient will cooperate with respect to any training meetings, fairs and exhibitions approved by the Liaison Team and shall ensure that its sales force use only marketing material developed and expressly approved by Ferring and shall make no claims for the Product beyond those contained in the marketing authorisation and expressly approved by Ferring. During the term of this Agreement Savient shall furnish Ferring with those periodic forecasts reports and work plans as may be agreed by the Liaison Team from time to time.

3.05 During the term of this Agreement and for a period of one (1) year thereafter, neither party shall solicit sales representatives employed or otherwise engaged by the other party for activities under this Agreement to seek employment or other engagement with such first party; however, neither party shall be prohibited from engaging any sales representatives of the other party who independently seek employment with such first party or who respond to a public advertisement placed by such first party.

3.06 Savient shall be responsible for sample accountability for its sales representatives, who shall provide samples to physicians as directed by the annual marketing plan agreed by the Liaison Team.

3.07 All documents, data and other records obtained by Savient from Ferring as a result of the Agreement, including any promotional or training materials, will be and remain the property of Ferring. Such documents, data and other records shall be kept safely and securely and, with the exception of those distributed or otherwise used up in the course of Savient's performance hereunder, shall be promptly returned to Ferring together with all remaining samples upon expiry or termination of the Agreement.


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4        SAVIENT'S FINANCIAL COMMITMENT

         Savient hereby commits to an expenditure of USD 20 million during the period between the Effective Date and December 31, 2006 (which expenditures during such period shall be allocated by the Liaison Team with the intent of applying such expenditures to the effective promotion of the Product) and USD 10 million per year during the remainder of the term of this Agreement. This shall include the cost of creating and maintaining the sales force detailed above in Section 3 and Savient's reasonable and documented internal costs reasonably allocated to Savient's performance of obligations hereunder, with any sales force costs pro rated for any additional products the Savient sales force may promote. To the extent that Savient spends less than its expenditure commitment (as described above in this Clause 4) in any period, Savient shall contribute the balance of such expenditure commitment towards the advertising, promotion and medical education spend for the Product in the Territory as directed by the Liaison Team. In exceptional circumstances the Liaison Team may agree that a spending commitment for one period may be carried forward into the following period. Notwithstanding the foregoing, if the Effective Date of this Agreement occurs after July 31, 2005, the Liaison Team will discuss and agree upon changes, if any, to the timing (but not the amounts) of Savient's financial commitments under this Section 4 required based on any resulting delay in the commencement of activities under this Agreement.

5.       AUDITS AND INSPECTIONS:

         Ferring or its agents shall be entitled during the term of this Agreement and for six months thereafter in its absolute discretion to audit or inspect, not more than once per calendar year, the conduct by Savient of any work undertaken hereunder and Savient's associated expenditure. Such audits and inspections shall take such form as Ferring may reasonably think fit and shall include without prejudice to the foregoing generality the right to inspect any facility being used by Savient or any subcontractor in relation to such work and to examine and make copies of any procedures and records both commercial and financial, relating to the work, always provided that such audits and inspections are not incompatible with local laws, that such audits and inspections do not cause unreasonable disruption to the operations of Savient and that such audits and inspections are undertaken during normal working hours. Ferring shall give not less than 5 days prior notice to Savient of its intention to audit or inspect as aforesaid. No such auditing or inspecting by Ferring shall relieve Savient of any of its obligations hereunder.


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         With respect to audits or inspections required by third parties, such as regulatory or governmental authorities, the parties agree to give each other such notice as is reasonably practicable of any such audit or inspection of which they become aware and shall grant the other such access to data, personnel or facilities as may be reasonably necessary to comply with such audit or inspection. Savient will advise Ferring promptly of any adverse action by regulatory authorities in relation to its sales and marketing activities, whether or not the relevant action is in relation to the work hereunder. The rights of access and information granted under this Clause 5 shall be without prejudice to the obligations of confidentiality and rights of ownership contained elsewhere in the Agreement.

         In addition, Ferring shall have the right to monitor the performance and activities of the Savient sales force in accordance with a plan approved by the Liaison Team.


6.       FERRING'S OBLIGATIONS

6.01 Ferring will commit to a spending level during the term of the Agreement sufficient to support the sales and marketing effort necessary to ensure that Reasonable Commercial Efforts are utilised to maximise sales of the Product in the Territory taking into account the efforts of Savient's sale force under Clause 3 above and Savient's financial commitment under Clause 4 above. Outside the Territory Ferring will ensure that its Affiliates are offered the Product for each of the countries in which they are active and will launch the Product themselves or license the rights to third party to launch the Product if it is commercially reasonable to do so however the decision as to whether or not a such launch or outlicensing is commercially reasonable shall be in the sole discretion of the Affiliate concerned as shall any decisions relating to any subsequent marketing or promotion of the Product in any such countries outside the Territory.

6.02 Within the Territory Ferring will primarily promote the Product to orthopaedic surgeons and high prescribing physicians treating osteoarthritis of the knee.

7.       PHARMACOVIGILANCE AND REGULATORY AFFAIRS

7.01 During the term of this Agreement, Ferring shall be responsible for reporting Adverse Events with respect to the Product to the appropriate regulatory authorities in accordance with the laws and regulations of the relevant countries and authorities; however, in the event that Savient becomes aware of an Adverse Event or Serious Adverse Event it shall report such information to Ferring's Director of Regulatory Affairs as follows:

         1. Fatal unexpected Adverse Events by telephone or facsimile within one (1) working day of receipt.

         2. All other Serious Adverse Events in writing within five (5) working days of receipt.


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         3        A summary of all Adverse Events, including Serious Adverse
                  Events in writing on a monthly basis and giving as far as reasonably possible a considered interpretation of all such events, and indicating those cases which have previously been reported to Ferring. Further information received on any Serious Adverse Event (or any information which changes an Adverse Event from an Adverse Event to a Serious Adverse Event) will also be reported to Ferring within one (1) or five
                  (5) working days of receipt, according to the above criteria.

         Savient's sales representatives shall provide to the physicians they call upon the telephone number to Ferring's Adverse Event reporting line (such telephone number to be provided to Savient by Ferring) to which all Adverse Event reports are to be made. Ferring shall provide to Savient a bi-monthly summary of Adverse Events reported to Ferring as well as a copy of each annual safety report that Ferring submits to the FDA.

7.02 Ferring shall have sole responsibility for contacts with the FDA and all other regulatory authorities and, except as otherwise required by applicable law or regulation, Savient shall refer all FDA enquiries regarding the Product to Ferring. Similarly Savient shall, except as otherwise required by applicable law or regulation, refer all medical enquiries regarding the Product to Ferring.

8.       CONFIDENTIALITY

8.01 Neither party will disclose or use, at any time during or subsequent to the term of this Agreement, any Confidential Information of the other party, its Affiliates or its commercial partners obtained by such first party in the course of performing its obligations hereunder, except as required in connection with such first party's performance of obligations pursuant to this Agreement or with the other party's prior written approval.

         Each party shall only disclose Confidential Information of the other party to its employees or agents as reasonably required for the purposes contemplated under this Agreement. Each party shall be responsible for the acts and omissions of its employees and agents who have received Confidential Information of the other party, as if such were such first party's own acts or omissions.

         Neither party's obligation of confidence and limitation on use hereunder shall apply to information that is required by law to be disclosed; provided that, in the event of any such legal requirement, the party subject to such requirement shall give prompt notice of the requirement to the other party so that it may seek appropriate relief to prevent or limit such disclosure; provided further that any such legally required disclosure shall be only to the extent so required.

         Each party agrees, in addition, not to make any statement on the other party's behalf or concerning the other party to the press, media, investors, brokers, banks, financial analysts and/or any other third party without the prior approval of the other party. Neither party will use the name of the other party or that of the other party's staff for advertising or publicity purposes without their respective consents, except that each may include in its promotional material or otherwise, references to and quotations from publications. Notwithstanding anything to the contrary in this Clause 8, either party shall have the right to disclose such information about the subject matter of this Agreement as such party reasonably determines is necessary to comply with applicable securities laws or regulations or the rules of any stock exchange or NASDAQ. This Clause 8 will survive any expiry or termination of this Agreement.


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9.       REVENUE SHARE

9.01 Ferring shall book all the worldwide sales of the Product. Commencing with the 2006 calendar year, Savient shall be entitled to receive 50% of the worldwide Net Sales of the Product for all indications exceeding the applicable annual Threshold.

9.02 In the event that, subject to Clause 6.01, Ferring or an Affiliate of Ferring licenses the marketing and sales rights to the Product to a third party outside the Territory, all License Income received by Ferring or its Affiliate with respect to such licence (and not the licensee's Net Sales) shall be deemed to constitute Net Sales for the purpose of determining the parties' sharing of Net Sales pursuant to Clause 9.01. For the avoidance of doubt, Ferring shall not license the marketing or sales rights to the Product in the Territory, or in any other way sell or dispose of the marketing or sales rights to the Product in the Territory, during the term of this Agreement.

9.03 All payments made to Savient pursuant to this Clause 9 are in consideration for Savient's performance of promotional obligations in the Territory. Therefore, the parties acknowledge that no foreign withholding tax or similar tax based on foreign source economic activity shall be withheld from any amount payable to Savient pursuant to this Clause 9.

10.      PAYMENT TERMS

10.01 Commencing with the 2006 calendar year, beginning in the calendar quarter in which the relevant Threshold has been reached for any calendar year during the term of this Agreement, payments due under Clause 9 above shall be calculated quarterly on a calendar basis and shall be payable within thirty (30) days after the end of the relevant quarter. Each remittance shall be accompanied by a true accounting of all Net Sales, sales by licensees or co-promoters and License Income received by Ferring and its Affiliates and any other relevant information. In addition, during the term of this Agreement, Ferring shall report all Net Sales, sales by licensees or co-promoters and License Income received by Ferring and its Affiliates on a monthly basis to Savient within ten (10) days after the end of each calendar month.


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10.02    Savient with respect to any payment due hereunder shall have the right at its own expense (save as provided below) for an independent certified public accountant or like person reasonably acceptable to Ferring to examine all records, including those held by licensees and co-promoters, relating to Net Sales, sales by licensee and co-promoters and License Income received by Ferring and its Affiliates and any other relevant information during regular business hours during the life of this Agreement and for one (1) year after its termination, provided however that such examination shall not take place more than once a year and shall not cover such records for more than the preceding two
         (2) years and, provided further that such accountant shall report to Savient only as to the accuracy of the payments made to it by Ferring under this Agreement. In the event that such inspection reveals a discrepancy in payments made in excess of 5% for any calendar quarter, Ferring shall pay Savient's reasonable costs incurred in connection with the inspection. Any sums found to be owing to either party as a result of the inspection shall be paid over promptly with interest as set forth in Clause 10.05; provided that Savient shall not be required to pay interest on any overpayment by Ferring discovered as a result of such inspection.

10.03 All payments due under this Agreement shall be payable in United States Dollars.

10.04 Monetary conversion of Net Sales into United States Dollars shall be calculated in accordance with the rates and methodology utilised by Ferring in preparing its own monthly accounts as verified by Ferring's auditors.

10.05 Either party shall, without prejudice to its other rights, be entitled to charge the other interest on overdue payments of 2% (two percent) per annum above the EURIBOR accruing at a daily rate from the date payment becomes due until payment is made.



11.      JOINT INVENTIONS AND DISCOVERIES; COPYRIGHT MATERIAL

         Any invention, discovery or know-how (whether patentable or not) made jointly by the parties in the course of activities under this Agreement shall be jointly owned by the parties; provided that any such joint invention or discovery that is incorporated into or otherwise applied to the Product shall not be incorporated into or applied to any product that competes with the Product by either party.

         Any copyright material which may be created by Savient or to which Savient may contribute under this Agreement will belong absolutely to Ferring, provided that such copyright material is created in the course of fulfilling Savient's obligations hereunder. Savient will at Ferring's request and expense, assign to Ferring its title to any such copyright material.

         No royalty or other payment will be due by either party to the other in respect of any such joint invention, discovery or know-how, or by Ferring to Savient in respect of any such copyright material.


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12.      INTELLECTUAL PROPERTY AND INFRINGEMENT

12.01 Savient shall promptly inform Ferring of any information that comes to its attention involving actual or apparent infringements or misappropriations of patents, know-how or trademarks by any third party or any claims of intellectual infringement made by any third party regarding the manufacture, import, offer for sale, sale or use of the Product. In the event of such infringement by a third party, it shall be a matter for Ferring's sole discretion whether and what action to take in response to any such information but in the event that Ferring decides to initiate any action or proceeding against an alleged infringer Savient will provide all such reasonable support and assistance as Ferring may request all at Ferring's expense. In the event of any claim of intellectual infringement made by any third party regarding the manufacture, import, offer for sale, sale or use of the Product, Ferring shall indemnify and hold harmless Savient, its officers, directors, shareholders, employees, successors and assigns from any loss, damage or liability including reasonable attorneys' fees resulting from such claim and any related complaint, suit, proceeding or cause of action; provided that Ferring shall not have any obligation to indemnify or hold harmless Savient for any matter as to which Savient has an obligation to indemnify Ferring or any Affiliate of Ferring pursuant to the agreement under which Savient transferred ownership rights in the Product to an Affiliate of Ferring.

12.02 Any compensation awarded from third parties as a result of Ferring's enforcement of its rights shall, after deduction of Ferring's costs and expenses incurred in relation to obtaining such compensation, be retained by Ferring, save for any portions of any award that are reasonably attributable to lost sales, which portions shall be deemed to constitute Net Sales for the purpose of determining the parties' sharing of Net Sales pursuant to Clause 9.01.

13.      TRADEMARKS

13.01 In connection with its co-promotion function hereunder Savient shall be entitled to use the trademarks of Ferring and/or its Affiliates in the form in which they are displayed on the labels, packaging and advertising provided or approved by Ferring. Savient shall not acquire any property rights whatsoever in Ferring's trademarks nor shall it use any other trademark in relation to the use or marketing of the Product.

14.      TERM AND TERMINATION

14.01 Notwithstanding anything to the contrary herein, neither party shall have any obligations under this Agreement (other than Sections 2 and 8) until the Effective Date. This Agreement shall become effective on the Effective Date (except for Sections 2 and 8, which shall become effective on the date hereof) and shall, unless earlier terminated, remain in effect until 31 December 2008. Savient shall be entitled to terminate this Agreement effective as of 31 March 2007 in the event that worldwide Net Sales of the Product fail to exceed USD 20 million during 2006. For each calendar quarter commencing after 31 December 2006, Savient may also terminate this Agreement effective as of the close of the next ensuing calendar quarter, in the event that worldwide Net Sales of the Product during such calendar quarter do not meet or exceed the sum of (a) one quarter of the Threshold set for the applicable calendar year plus (b) USD 5 million. Savient's notice of its intention to terminate must in each case be provided to Ferring no less than ten (10) days after Savient's receipt, pursuant to Clause 10.01, of (i) with respect to 2006, the Net Sales report for the fourth quarter of 2006 and (ii) with respect to any subsequent calendar quarter, the Net Sales report for such calendar quarter.

14.02 If either party fails or neglects to perform material covenants or provisions of this Agreement and if such default is not corrected within sixty (60) days after (or, in the case of payment defaults, ten
         (10) days after) receiving written notice from the other party with respect to such material default, such other party shall have the right to terminate this Agreement by giving written notice to the party in default, provided the notice of termination is given within six (6) months of the default and prior to correction of the default.

14.03 Either party may terminate this Agreement at any time if the other party shall file in any Court or agency pursuant to any statute or regulation of any state or country a petition in bankruptcy or insolvency or for re-organisation (other than for the purposes of merger or amalgamation) or for an arrangement with its creditors or for the appointment of a receiver or trustee of the party or of all or a significant portion of its assets or if that party proposes a written agreement of composition or extension of its debts or shall be served with an involuntary petition against it filed in any insolvency proceeding, and such petition shall not be dismissed within one hundred twenty (120) days after the filing thereof or if such party shall propose or be a party to any dissolution or liquidation or shall make an assignment for the benefit of its creditors.

14.04 Termination of this Agreement shall not affect the rights of either party accrued up to the date of termination.

14.05 Notwithstanding termination of this Agreement for whatever reason, the terms of Clauses 1, 5, 6, 8, 10.02, 10.05, 11, 12 15, 18, 20, 22 and 23
         shall remain in full force and effect.

15.      INDEMNIFICATIONS

15.01 Ferring shall indemnify and hold harmless Savient, its officers, directors, shareholders, employees, successors and assigns from any loss, damage or liability including reasonable attorneys' fees resulting from any claim, complaint, suit, proceeding or cause of action against any of them alleging physical or other injury including death brought by or on behalf of an injured party, loss of service or consortium or a similar such claim, complaint, suit, proceeding or cause of action brought by a friend, spouse, relative or companion of an injured third party due to such physical injury or death and arising out of the administration, utilisation and/or ingestion of Product manufactured, sold or otherwise provided to the injured party by Ferring (or its Affiliates, co-marketeers, co-promoters, distributors or licensees). Savient shall indemnify and hold harmless Ferring, its officers, directors, shareholders, employees, successors and assigns from any loss, damage or liability including reasonable attorneys' fees resulting from any claim, complaint, suit, proceeding or cause of action against any of them alleging physical or other injury including death brought by or on behalf of an injured third party, loss of service or consortium or a similar such claim, complaint, suit, proceeding or cause of action brought by a friend, spouse, relative or companion of an injured third party due to such physical injury or death, and arising out of the administration, utilisation and/or ingestion of Product manufactured, sold or otherwise provided to the injured third party by Savient or its Affiliates, and arising out of the negligence, wilful misconduct or unlawful activity of, or promotion of any claim not expressly approved by Ferring by, Savient or any member of its staff, its agents or contractors. In either case:

         (a) the indemnifying party shall not be obligated under this clause if it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such action that the injury was the result of the negligence or wilful misconduct or unlawful activity of any employee or agent of the other party.

         (b) the indemnifying party shall have no obligation under this clause to the extent:

                  1. the party seeking indemnification fails to give the indemnifying party prompt written notice of any claim or lawsuit or other action for which the party seeking indemnification seeks to be indemnified under this Agreement and, as a consequence, the indemnifying party is prejudiced;

                  2. the indemnifying party acknowledges that it is obligated to indemnify and hold harmless the party seeking indemnification from such lawsuit or other action and the party seeking indemnification refuses to grant the indemnifying party full authority and control over the defence and settlement of such lawsuit or other action; or

                  3. the party seeking indemnification fails to co-operate as reasonably requested by the indemnifying party and its agents in the defence of the claims or lawsuit or other action.

         (c) The indemnified party shall have the right to participate in the defence of any such claim, complaint, suit, proceeding or cause of action referred to in this clause utilising legal counsel of its choice providing, however, that the indemnifying party shall have full authority and control to handle any such claim, complaint, suit, proceeding or cause of action including any settlement or other disposition thereof for which indemnification is sought under this clause; provided that the indemnifying party shall not settle any such claim, complaint, suit, proceeding or cause of action unless such settlement includes a full release of all liabilities and obligations of the party seeking indemnification in connection therewith other than financial liabilities against which the indemnifying party will indemnify and hold harmless the party seeking indemnification.

15.02 Each party shall defend, indemnify and hold harmless the other and said other's officers, directors, shareholders, employees, successors and assigns from and against any and all third party damages, claims, costs, law suits, liabilities or expenses including reasonable professional fees arising out of or resulting from or in connection with such party's breach of this Agreement or the negligence or wilful misconduct or unlawful activity of any employee or agent of such party, provided:

         (a) the indemnifying party shall not be obligated under this clause if it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such action that the injury was the result of the negligence or wilful misconduct or unlawful activity of any employee or agent of the other party.

         (b) the indemnifying party shall have no obligation under this clause to the extent:

                  1. the party seeking indemnification fails to give the indemnifying party prompt written notice of any claim or lawsuit or other action for which the party seeking indemnification seeks to be indemnified under this Agreement and, as a consequence, the indemnifying party is prejudiced;

                  2. the indemnifying party acknowledges that it is obligated to indemnify and hold harmless the party seeking indemnification from such lawsuit or other action and the party seeking indemnification refuses to grant the indemnifying party full authority and control over the defence and settlement of such lawsuit or other action; or

                  3. the party seeking indemnification fails to co-operate as reasonably requested by the indemnifying party and its agents in the defence of the claims or lawsuit or other action.

         (c) The indemnified party shall have the right to participate in the defence of any such claim, complaint, suit, proceeding or cause of action referred to in this clause utilising legal counsel of its choice providing, however, that the indemnifying party shall have full authority and control to handle any such claim, complaint, suit, proceeding or cause of action including any settlement or other disposition thereof for which indemnification is sought under this clause; provided that the indemnifying party shall not settle any such claim, complaint, suit, proceeding or cause of action unless such settlement includes a full release of all liabilities and obligations of the party seeking indemnification in connection therewith other than financial liabilities against which the indemnifying party will indemnify and hold harmless the party seeking indemnification.

16.      ASSIGNMENT

16.01 This Agreement and the licences herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective parties.

16.02 Neither party shall assign any of its rights or obligations under this Agreement without the prior written consent of the other party, save that either party may assign its rights and obligations under this Agreement to any of its respective Affiliates or to any company with which it may merge or consolidate or to any company to whom it may transfer all or substantially all of its assets or to any company by which it may be acquired (including in each case any company created as a new vehicle upon any such merger, transfer or acquisition), provided that such company undertakes directly to the other original party under this Agreement to be bound by the terms of this Agreement.

17.      INDEPENDENT CONTRACTORS

17.01 The parties are independent contractors under this Agreement and no other relationship is intended, including without limitation any partnership, joint venture or agency relationship. Neither party shall act in a manner that expresses or implies a relationship other than of independent contractor nor bind the other party except as otherwise expressly provided in this Agreement. Nothing in this Agreement shall be deemed to infer any direct relationship between Savient and any Affiliate of Ferring.

18.      NOTICES

18.01 Any notice required or permitted under this Agreement shall be sent by air mail, postage pre-paid to the following addresses of the parties (except as otherwise provided by Clause 7.01).

         Ferring Pharmaceuticals Inc.         400 Rella Boulevard, Suite 300
                                              Suffern, New York 10901 USA

                                              (Attention President)
         with a copy to

         Ferring International Center SA      Avenue de Rhodanie 60
                                              1007 Lausanne
                                              Switzerland
                                              (Attention: General Counsel)

         Savient Pharmaceuticals, Inc.        One Tower Center, 14th floor
                                              East Brunswick, NJ 08816 USA
                                              (Attention: General Counsel)
         with a copy to

         Wilmer Cutler Pickering
           Hale and Dorr LLP                  399 Park Avenue
                                              New York, New York 10022 USA
                                              Attention:  David E. Redlick, Esq.

18.02 Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the party to whom it is addressed.

19.      ENTIRE AGREEMENT

19.01 This Agreement constitutes the entire Agreement between the parties relating to the subject matter hereof and supersedes all previous writings and understandings. No terms or provisions of this Agreement shall be varied or modified in any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this Agreement by written instruments executed on behalf of both parties and making express reference to this Agreement.

20.      SEVERABILITY

20.01 In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

20.02 If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

20.03 In the event that the terms and conditions of this Agreement are materially altered as a result of Clause 20.01 or 20.02 above, the parties will renegotiate the terms and conditions of this Agreement to resolve any inequities.

21.      REGISTRATION

21.01 Either party shall have the right at any time to record, register or otherwise notify this Agreement to appropriate governmental or regulatory offices having first given thirty (30) days' written notice to the other party of its intention so to do. The other party shall provide reasonable assistance in effecting such recording, registering or notifying.

22.      GOVERNING LAW AND DISPUTE RESOLUTION

22.01. This Agreement shall be governed by the laws of State of New York (excluding any rules of conflicts of laws that would apply the substantive laws of any other jurisdiction). Any disputes arising from this Agreement, which can not be resolved through good faith discussions, shall be referred to and finally settled by in accordance with the procedure set out in Appendix A.

23.      EXECUTION IN COUNTERPARTS

23.01 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.



IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

                          FERRING PHARMACEUTICALS INC.



                          By: /s/ Wayne C. Anderson
                              -------------------------------------------
                              Name: Wayne C. Anderson
                              Title: President & CEO


                          SAVIENT PHARMACEUTICALS, INC.



                          By: /s/ Philip K. Yachmetz
                              ---------------------------------------------
                              Name: Philip K. Yachmetz
                              Title: Senior Vice President -
                                     Corporate Strategy & General
                                     Counsel

                                   APPENDIX A


                          DISPUTE RESOLUTION MECHANISM

The parties recognise that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement that relates to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between the parties. In the event that the parties fail to reach a negotiated resolution within fourteen (14) days after written notice of the dispute, the matter shall be referred to their respective Chief Executive Officers.

If the matter has not been resolved by the parties' respective Chief Executive Officers within fourteen (14) days after referral to such Chief Executive Officers, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, NY 10017, to select a neutral pursuant to the following procedures:

     (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or Affiliates.

     (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

     (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

     (d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collective have indicated the greatest preference. If a tie should result between two (2) candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or Affiliates.

4. Each party to the proceeding shall be entitled to make one (1) document request to the other party, limited to no more than five (5) specific requests, subject to the right of the neutral to rule on any objection to such request, which shall not be subject to appeal. Any such document request shall be delivered no later than twenty-four (24) days prior to the hearing. Documents in response to such requests shall be provided within ten (10) days of the request. Each party may also take up to three (3) depositions, subject to the right of the neutral to rule on any objection to such deposition, which shall not be subject to appeal.

5. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

     (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

     (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

     (c) a pre-hearing brief setting forth the party's factual and legal contentions, as well as its contentions on damages claimed. The brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

6. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

     (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

     (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

     (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

     (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

     (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

7. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its contentions, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

8. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on the other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

9. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

     (a) If the neutral rules in favour of the one party on all disputed issues in the ADR, the losing party shall pay one hundred percent (100%) of such fees and expenses.

     (b) If the neutral rules in favour of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

10. The rulings of the neutral, including rulings on the allocation of fees and expenses, shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgement in any court having jurisdiction.

11. Except as provided in paragraph 10 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorised disclosures of Confidential Information.





                                       25